Exhibit 99.1

CW Petroleum Corp (CWPE) Announces Estimated 2022 Revenues, Provides Public

Offering/Reverse Split Status Update

Katy, Texas, February 14, 2023, CW Petroleum Corp (CWPE) (the “Company”), a leading provider of Proprietary Reformulated No Ethanol Gasoline and Biofuels, announced unaudited estimated total revenues for the fiscal year ended December 31, 2022 were ~$7.95 million. The Company has started the audit of its financial statements and will report final audited values when completed.

Due to current economic conditions, the Company has elected to pause its public offering and up-list to Nasdaq. As a result, its reverse split date of January 27, 2023 did not occur, as well as all other previously reported proposed reverse split dates. Accordingly, the Company has withdrawn all corporate actions pertaining to the reverse split until further notice.

The Company continues to seek investment capital and acquisition targets to grow and expand its renewable and petroleum-based product offerings inside the State of Texas and other markets in the U.S. In addition, it is committed long term to finalize its public offering and up-list to Nasdaq when market conditions permit; however, there is no guarantee a public offering and up-list to Nasdaq will occur.

Detailed information about the Company and its plans can be found in its filings with the SEC and the OTC Markets at:

SEC

OTC Markets

For additional information, visit our website at cwpetroleumcorp.com , email: investor@cwpetroleumcorp.com , or call 281-817-8099

About CW Petroleum Corp

CW Petroleum Corp was incorporated in the State of Texas on April 29, 2005 and began operations in 2011. On April 14, 2018, CW Petroleum Corp was incorporated in the State of Wyoming. On April 15, 2018, the Texas corporation became a wholly-owned subsidiary of the Company through a share exchange. CW Petroleum Corp (Wyoming) is a holding company and through our wholly-owned subsidiary, we supply and distribute biodiesel, biodiesel blends, ultra-low sulfur diesel, gasoline blends, renewable gasoline, and a proprietary EPA-approved reformulated no ethanol gasoline to distributors, convenience stores, and marinas.

Forward-Looking Statements

Certain statements in this press release may contain “forward-looking statements” regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the oil and gas markets, energy markets, and other markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties, and assumptions that are difficult to predict, estimate, or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company’s most recent annual report on Form 1-K, which may be amended or supplemented by subsequent semiannual reports on Form 1-SA or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.